UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 28, 2008

Footstar, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-11681 (Commission File Number)	22-3439443 (IRS Employer Identification No.)

933 MacArthur Boulevard Mahwah, New Jersey (Address of Principal Executive Offices)	07430 (Zip Code)

Registrant’s telephone number, including area code:  (201) 934-2000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On May 9, 2008, Footstar, Inc. (the “Company”) announced that, pursuant to its recently adopted plan of liquidation, the Company anticipates winding down its businesses and submitting a plan of dissolution to its stockholders in 2009 after expiration of the Company’s agreement with Kmart to exclusively operate the footwear departments in all Kmart stores through the end of December 2008 (the “Kmart Agreement”). In order to reduce operating expenses and align the Company’s workforce with its anticipated staffing needs, on May 28, 2008, the Company approved an additional reduction in workforce of approximately 88 employees.  Today the Company expects to complete its notification to the affected employees of their estimated termination dates, which range from January 31, 2009 to June 30, 2009.  In connection with this reduction in workforce the Company expects to incur cash charges of approximately $4.1 million for one-time costs associated with the severance of these employees, which will be accounted for on a straight-line basis over the period from notification through each employee’s termination date. This reduction in workforce is in addition to the reduction in workforce reported in the Current Report on Form 8-K filed by the Company on April 25, 2008. In order to continue to retain key employees as it winds down its businesses the Company may commit to additional cash charges when and if such plans are approved by the Board of Directors.

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Note on Forward-Looking Statements

This report contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of words such as “anticipate,” “estimates,” “should,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning, in connection with any discussion of the Company’s financial statements, business, results of operations, liquidity, future operating or financial performance and other future events and circumstances. Factors that could affect the Company’s forward-looking statements include, among other things:

•
the impact of any dividends or any other special distributions to shareholders on the Company’s future cash requirements and liquidity needs, both in connection with the Company’s operations and all contingencies and obligations;

•	the plan of dissolution is subject to approval and adoption by the Company’s shareholders;

•
under a plan of dissolution, the Company’s remaining assets would be disposed of, known liabilities would be paid or provided for and reserves would be established for contingent liabilities, with any remaining assets available for ultimate distribution;

•
uncertainties exist as to the disposition value of remaining assets as well as the amount of our liabilities and obligations, and, in connection with the liquidation plan and subsequent dissolution, there can be no assurance as to the amount of any cash or other property that may potentially be distributed to shareholders or the timing of any distributions;

•	there can be no assurance that issues will not arise in connection with the obligations, adjustments and payments to occur on the termination of the Kmart Agreement;

•	as our Kmart business winds down during 2008, we may encounter problems and other issues that may adversely impact our Kmart Agreement or our other business obligations or our financial results;

•
we do not currently expect to generate any material revenues or operating income following the termination of our Kmart business, although we will continue to incur significant costs in connection with any of our ongoing operations and continued corporate existence as well as costs to wind-down our business;

•	the Company will likely be unable to realize the benefits of our net operating loss carry forwards;

•
the Company’s ability to manage the anticipated wind-down of its current businesses in connection with the termination of the Company’s Kmart business by the end of 2008 (subject to any earlier termination by mutual agreement of Kmart and the Company or, in certain particular circumstances provided for in the Kmart Agreement, unilaterally by a party pursuant to the existing early termination or default terms of the Kmart Agreement);

•	whether the Company continues to operate the footwear departments in Kmart stores through December 2008;

•	the Company’s ability to obtain and maintain adequate terms and service with vendors and service providers and to ensure timely delivery of goods through December 2008;

•	the effect of making more current certain vendor payable terms effective February 2008;

•	the ability to maintain contracts that are critical to the Company’s operations;

•	the Company’s ability to successfully implement and maintain internal controls and procedures that ensure timely, effective and accurate financial reporting;

•	the Company’s ability to reduce overhead costs commensurate with any decline in sales and in connection with the winding down of the Company’s business;

•	the Company’s ability to manage and plan for the disposal of, closing or conversion of Kmart stores;

•	intense competition in the markets in which the Company competes; and

•	retention of employees.

The Company’s operation of the footwear departments in Kmart stores accounts for substantially all of the Company’s net sales and net profits. The Kmart Agreement, pursuant to which the Company operates these footwear departments, is scheduled to expire at the end of 2008 (subject to any earlier termination by mutual agreement of Kmart and the Company or, in certain particular circumstances provided for in the Kmart Agreement, unilaterally by a party pursuant to the existing early termination or default terms of the Kmart Agreement) at which time Kmart has agreed to purchase the inventory in the Kmart footwear departments operated by the Company.

You should also consider the “risk factors” and “factors to consider” included in the Company’s 2007 Annual Report on Form 10-K and the 2008 first quarter Quarterly Report on Form 10-Q, each of which is available on the Company’s website under Investor Resources at www.footstar.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Footstar, Inc.

Date: June 2, 2008	By:	/s/ Maureen Richards
		Name:	Maureen Richards
		Title:	Senior Vice President, General Counsel and Corporate Secretary